SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 24, 2003

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	0-31983	98-0229227
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

P.O. Box 30464 SMB
5th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman, Cayman Islands
(Address of principal executive offices)

Registrant’s telephone number, including area code: (345) 946-5203

(Former name or former address, if changed since last report)
Not Applicable

      Item 5. Other Events and Regulation FD Disclosure

        On July 24, 2003, Garmin Ltd. issued a press release announcing that its subsidiary, Garmin International, Inc., has entered into a definitive agreement to acquire UPS Aviation Technologies, Inc. from United Parcel Service, Inc. A copy of the full text of this press release is attached as Exhibit 99 to this report on Form 8-K.

      Item 7. Financial Statements and Exhibits

    (a)        Not applicable

    (b)        Not applicable

    (c)        Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description
99	Press Release dated July 24, 2003

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMIN LTD.
Date: July 24, 2003	/s/ Andrew R. Etkind ---------------------------------------------------- Andrew R. Etkind General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated July 24, 2003

      EXHIBIT 99

For Immediate Release

      Contacts: Jon Cassat, Garmin
913-440-1791
Patti Hobbs, UPS
502-329-3014

GARMIN INTERNATIONAL ANNOUNCES AGREEMENT
TO ACQUIRE UPS AVIATION TECHNOLOGIES

      OLATHE, KS and ATLANTA, GA, July 24, 2003 — Garmin International Inc., a unit of Garmin Ltd. (Nasdaq: GRMN), today announced a definitive agreement to acquire UPS Aviation Technologies, Inc., a subsidiary of United Parcel Service, Inc. (NYSE:UPS) for $38 million in cash.

      The acquisition is subject to customary closing conditions and is expected to close in the third quarter. Once consummated, UPS Aviation Technologies will change its name to Garmin AT, Inc., and will continue operations as a wholly owned subsidiary of Garmin International.

      UPS Aviation Technologies, headquartered in Salem, Ore., designs and manufactures multiple lines of communications, navigation and surveillance products for general aviation and air transport customers. The company employs about 150 people.

      UPS Aviation Technologies is known for its innovation in the development of Automatic Dependent Surveillance Broadcast (ADS-B) technology, leading the industry in the application of that technology to enhance flight safety. It currently is participating in the Federal Aviation Administration demonstration programs with ADS-B, including the Safe Flight 21 and Alaskan Capstone programs.

      In addition, UPS Aviation Technologies’ CNX80 GPS navigation receiver recently became the first integrated panel-mounted product certified by the FAA for primary navigation using the FAA’s Wide Area Augmentation System, or WAAS. UPS Aviation Technologies is widely recognized throughout the aviation community for its LORAN technology as well as its panel-mounted Global Positioning Systems, multi-function display and other aviation navigation and communication technologies.

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      “We are pleased with the agreement to acquire UPS Aviation Technologies,” said Dr. Min Kao, president of Garmin International. “The company’s strong product line, ADS-B technology, an energized team and a loyal customer base will provide our combined organization with a stronger basis for serving both OEM and retrofit customers with state-of-the-art avionics that enhance the safety, productivity and enjoyment of flying.”

      “Garmin is uniquely positioned to accelerate the marketing and acceptance of ADS-B and other recent technology advances in general aviation,” said Tom Weidemeyer, president of UPS Airlines. “This announcement recognizes the hard work and dedication of all employees at UPS Aviation Technologies. Garmin is purchasing a talented workforce that has proven its ability to bring new products to market. Our decision to sell is based on the fact that our airline has matured and ongoing development and marketing of aviation technology is not part of the long-term strategic direction of UPS.”

      Garmin International, Inc., headquartered in Olathe, Kansas is a leading supplier of navigation, communication, surveillance and audio systems for new and retrofit general aviation aircraft. Garmin is developing the G1000 integrated cockpit system, a revolutionary cockpit system that fully integrates aircraft attitude, navigation, communication, surveillance, flight controls and large-screen color displays for general aviation aircraft. Garmin International Inc. is a member of the Garmin Ltd. (Nasdaq: GRMN) group of companies, which designs and manufactures navigation, communication and information devices — most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin’s virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. GARMIN is a registered trademark and G1000 is a trademark of Garmin Ltd. or its subsidiaries.

      UPS is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS), and the company can be found on the Web at UPS.com. UPS is a registered trademark of United Parcel Service, Inc.

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Notice on forward-looking statements: This release includes forward-looking statements regarding Garmin Ltd. and its business.
Any statements regarding the company’s future corporate acquisitions, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning such risk factors which could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 28, 2002 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from www.garmin.com/aboutGarmin/invRelations/finReports.html.